Exhibit (b)(8)(b)(1)
AMENDED AND RESTATED
SERVICE CONTRACT
Variable Insurance Products Fund
Variable Insurance Products Fund II
Variable Insurance Products Fund III
Variable Insurance Products Fund IV
Variable Insurance Products Fund V
To Fidelity Distributors Corporation:
We desire to enter into a Contract with you for activities in connection with (i) the distribution of shares of the portfolios of Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV and Variable Insurance Products V (collectively, the “Funds”) of which you are the principal underwriter as defined in the Investment Company Act of 1940 (the “Act”) and for which you are the agent for the continuous distribution of shares, and (ii) the servicing of holders of shares of the Funds and existing and prospective holders of Variable Products (as defined below).
The previous two Service Contracts with respect to Service Class 2 shares, effective as of October 1, 2001 and April 1, 2007, respectively, between the parties named below is hereby amended and restated in its entirety as follows:
The terms and conditions of this Contract are as follows:
1. We shall provide distribution and certain shareholder services for our clients who own or are considering the purchase of variable annuity contracts or variable life insurance policies for which shares of the Funds are available as underlying investment options (“Variable Products”), which services may include, without limitation, answering questions about the Funds from owners of Variable Products; receiving and answering correspondence (including requests for prospectuses and statements of additional information for the Funds); performing sub-accounting with respect to Variable Products’ values allocated to the Funds; preparing, printing and distributing reports of values to owners of Variable Products who have contract values allocated to the Funds; printing and distributing prospectuses, statements of additional information, any supplements to prospectuses and statements of additional information, and shareholder reports; preparing, printing and distributing marketing materials for Variable Products; assisting customers in completing applications for Variable Products and selecting underlying mutual fund investment options; preparing, printing and distributing subaccount performance figures for subaccounts investing in Fund shares; and providing other reasonable assistance in connection with the distribution of Fund shares to insurers.
2. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for us to provide information and services to existing and prospective owners of Variable Products, and to assist you in providing services with respect to Variable Products.
3. We agree to indemnify and hold you, the Funds, and the agents and affiliates of each, harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by us or our officers, employees or agents in carrying out our obligations under this Service Contract. Such indemnification shall survive the termination of this Contract.
     Neither we nor any of our officers, employees or agents are authorized to make any representation concerning Fund shares except those contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by you, except with the permission of the Fund or you or the designee of either.

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4. In consideration of the services and facilities described herein, we shall be entitled to receive, and you shall pay or cause to be paid to us, fees at an annual rate as set forth on the accompanying fee schedule. We understand that the payment of such fees has been authorized pursuant to, and shall be paid in accordance with, a Distribution and Service Plan approved by the Board of Trustees of the applicable Fund, by those Trustees who are not “interested persons” of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Distribution and Service Plan or in any agreements related to the Distribution and Service Plan (“Qualified Trustees”), and by shareholders of such class; and that such fees are subject to change during the term of this Contract and shall be paid only so long as this Contract is in effect. We also understand and agree that, notwithstanding anything to the contrary, if at any time payment of all such fees would, in your reasonable determination, conflict with the limitations on sales or service charges set forth in Section 2830(d) of the FINRA Conduct Rules, then such fees shall not be paid; provided that in such event each Fund’s Board of Trustees may, but is not required to, establish procedures to pay such fees, or a portion thereof, in such manner and amount as they shall deem appropriate.
5. We agree to conduct our activities in accordance with any applicable federal or state laws and regulations, including securities laws and any obligation thereunder to disclose to our clients the receipt of fees in connection with their investment in Variable Products.
6. This Contract shall continue in force for one year from the effective date (see below), and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically subject to termination without penalty at any time if a majority of each Fund’s Qualified Trustees or a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable class vote to terminate or not to continue the Distribution and Service Plan. Either of us also may cancel this Contract without penalty upon telephonic or written notice to the other; and upon telephonic or written notice to us, you may also amend or change any provision of this Contract. This Contract will also terminate automatically in the event of its assignment (as defined in the 1940 Act).
7. All communications to you shall be sent to you at your offices, 82 Devonshire Street, Boston, MA 02109. Any notice to us shall be duly given if mailed or telegraphed to us at the address shown in this Contract.
8. This Contract shall be construed in accordance with the laws of the Commonwealth of Massachusetts.
Very truly yours,

By: Name:	/s/ Chris Shryack Chris Shryack
Title:	President

For:	EquiTrust Marketing Services, LLC Name of Qualified Recipient (FINRA Member Firm)

An affiliate of:	Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company Insurance Company Name(s)
5400 University Avenue
West Des Moines, IA 50266
Date: April 30, 2009
FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Bill Loehning Bill Loehning, Executive Vice President

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NOTE: Please return TWO signed copies of this Service Contract to Fidelity Distributors Corporation. Upon acceptance, one countersigned copy will be returned to you.
For Internal Use Only:
Effective Date: October 1, 2008

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FEE SCHEDULE FOR QUALIFIED RECIPIENTS
Variable Insurance Products Fund — All Portfolios
Variable Insurance Products Fund II — All Portfolios
Variable Insurance Products Fund III — All Portfolios
Variable Insurance Products Fund IV – All Portfolios
Variable Insurance Products Fund V – All Portfolios
     (1) Those who have signed the Service Contract and who render distribution, administrative support and recordkeeping services as described in paragraph 1 of the Service Contract will hereafter be referred to as “Qualified Recipients.”
     (2) A Qualified Recipient providing services pursuant to the Service Contract will be paid a monthly fee at an annualized rate of: (a) 10 basis points of the average aggregate net assets of its clients invested in Service Class shares of the Funds listed above; plus (b) 25 basis points of the average aggregate net assets of its clients invested in Service Class 2 shares of the Funds listed above.
     (3) In addition, a Qualified Recipient providing services pursuant to the Service Contract will be paid a quarterly fee at an annualized rate of 5 basis points of the average net assets of its clients invested in Initial Class and Service Class 2 shares of the Funds referenced above, excluding the Money Market and Index 500 Portfolios.

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